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Stockgroup Announces ‘Bought Deal’ Financing

(TORONTO) April 16, 2007 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX.V: SWB), (“Stockgroup”), today announced that it has entered into a financing agreement with an underwriting led by Jennings Capital Inc. and including Cormark Securities Inc. (the "Underwriters"), to issue, on a ‘bought deal’ basis, 3,333,334 common shares at C$1.50 (US$1.32) per share for total gross proceeds of C$5.0 million (US$4.4 million).

“We are pleased to have the support and confidence of the institutional community by signing a bought deal where the underwriters assume the sale,” stated Marcus New, President and CEO of Stockgroup. “The proceeds of the offering will be used for acquisitions and general working capital.”

The financing is scheduled to close on or about May 15, 2007 and is subject to regulatory approval and completion of definitive documentation. The common shares will be subject to a 4 month hold period in Canada. The common shares have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to persons in the United States unless registered or an exemption from such registration is available. Underwriter fees of 6% of gross proceeds and agents’ warrants equal to 6% of common shares issued, entitling the agent to acquire one common share at a price of $1.50 per share at any time before 12 months of the closing date are payable at completion.

Completion of the financing is subject to TSX Venture Exchange approval and normal bought deal conditions to close.

About Stockgroup Information Systems Inc.

StockgroupTM is a financial media company focused on user-generated content and collaborative technologies. The Stockgroup platform for web-based portfolio management and financial content is licensed to top North American brokerage firms and media companies. The Stockgroup platform is also extended through StockHouse.com, a leading online financial portal owned and operated by Stockgroup. StockHouse.com is home to BullBoardsTM message board – Canada’s largest community of active investors. Recognized for its engaged audience, StockHouse.com provides a sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com, or contact:

Susan Lovell
Chief Financial Officer
Stockgroup Information Systems Inc.
Ph: 604.331.0995 | 1.800.650.1211

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur. This release should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto, and other parts of Management’s Discussion and Analysis included in our Report on Form 10-KSB filed on www.sec.gov for the year ended December 31, 2006, and other recent periodic reports which are on file with the SEC and available at the SEC website at www.sec.gov. Stockgroup undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward looking statements are qualified in their entirety by this cautionary statement.

The TSX Venture Exchange and the OTCBB have not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.